Kennecott Utah Copper Savings Plan
for Represented Hourly Employees

(Amended and Restated Effective January 1, 2014)

Any statements regarding tax matters made herein, including any attachments, cannot be relied upon by any person to avoid tax penalties and are not intended to be used or referred to in any marketing or promotional materials. To the extent this communication contains a tax statement or tax advice, Holland & Hart LLP does not and will not impose any limitation on disclosure of the tax treatment or tax structure of any transactions to which such tax statement or tax advice relates.

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Kennecott Utah Copper Savings Plan for Represented
Hourly Employees

(Amended and Restated Effective January 1, 2014)

Table of Contents

INTRODUCTION		1

Article 1. Definitions		2
1.1	Account	2
1.2	Administrator	2
1.3	Affiliate	2
1.4	Annual Additions	2
1.5	Basic Pay	2
1.6	Beneficiary	3
1.7	Catch Up Contributions	3
1.8	Code	3
1.9	Date of Employment	3
1.10	Death	3
1.11	Disability	3
1.12	Effective Date	4
1.13	Elapsed Time Basis	4
1.14	Eligible Employee	4
1.15	Employee	5
1.16	Employee Contributions Before-Tax	5
1.17	Employee Contributions Before-Tax Account	5
1.18	Employer	5
1.19	Employer Match Account	5
1.20	Employer Matching Contributions	5
1.21	Employer Stock Fund	5
1.22	ERISA	5
1.23	Excess Deferrals	5
1.24	Fund	6
1.25	Highly Compensated Employee	6
1.26	Limitation Year	6
1.27	Maternity Leave or Paternity Leave	6
1.28	One-Year Period of Severance	6
1.29	Participant	6
1.30	Participating Employer	7
1.31	Plan	7
1.32	Plan Year	7
1.33	Rollover Account	7

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1.34	Severance from Service Date	7
1.35	Sponsor	7
1.36	Spouse	7
1.37	Suspense Account	7
1.38	Termination of Employment	7
1.39	Trust Agreement	7
1.40	Trustee	7
1.41	Valuation Date	7
1.42	Year of Service	7

Article 2. Eligibility and Participation		9
2.1	Eligibility	9
2.2	Participation	9
2.3	Reinstatement of Participation	9
2.4	Termination of Participation	9

Article 3. Service and vesting		10
3.1	Vesting	10
3.2	Forfeitures	10
3.3	Reinstatement of Vesting Service upon Reemployment	10
3.4	Restoration of Forfeited Amounts upon Reemployment	11

Article 4. Contributions		12
4.1	Employee Contributions Before-Tax	12
4.2	Employer Matching Contributions	13
4.3	Rollover Contributions	13

Article 5. INvestment of Accounts; limitation of contribution; Nondiscrimination Tests		15
5.1	Investment Funds	15
5.2	Investment of Participant’s Accounts	15
5.3	Change in Investment Options	16
5.4	Responsibility for Investments	16
5.5	Exercise of Voting and Other Stock Rights	16
5.6	Statements	17
5.7	Limitations on Employee Contributions Before-Tax	17
5.8	Average Contribution Percentage Limitations	21
5.9	Elective Deferral Limitation	21
5.10	Annual Additions Limitation	22
5.11	Incorporation by Reference to Limitations	23

Article 6. Distributions		24
6.1	Distribution Events	24
6.2	Amount of Distribution	24

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6.3	Form of Distribution	24
6.4	Timing of Distributio	24
6.5	Notice	24
6.6	Required Minimum Distributions	25
6.7	Death Benefits	25
6.8	Determination of Beneficiary	25
6.9	Rollover of Plan Distributions	26
6.10	Qualified Domestic Relations Orders	27

Article 7. Hardship and in-service Withdrawals		29
7.1	In-Service Withdrawals	29
7.2	Hardship Withdrawals	29
7.3	Account Withdrawal	30
7.4	Loans	31

Article 8. application for benefits		32
8.1	Applying for Benefits	32
8.2	Exhaustion of Remedies; Limitation of Actions	32

Article 9. administration of the plan		33
9.1	Named Fiduciary and Administrator	33
9.2	Appointment of Committees	33
9.3	Chairman and Secretary	33
9.4	Duties of the Administrator	33
9.5	Duties of the Investment Committee	34
9.6	Committee Meetings	35
9.7	Voting and Committee Actions	35
9.8	Compensation and Bonding	35
9.9	Establishment of Rules	35
9.10	Prudent Conduct	35
9.11	Fiduciary Duties and Service in More Than One Fiduciary Capacity	35
9.12	Limitation of Liability	36
9.13	Indemnificaiton	36
9.14	Appointment of Investment Manager	36
9.15	Expenses of Administration	36
9.16	Claims Procedures	36
9.17	Plan Correction	39

Article 10. Amendment, Termination and Withdrawal		40
10.1	Plan Amendment	40
10.2	Vesting Amendments	40
10.3	Plan Termination	41
10.4	Plan Merger or Transfer of Assets	42

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Article 11. General Provisions		43
11.1	Interpretation	43
11.2	Liability for Participant Representations	43
11.3	Governing Law	43
11.4	Participating Employers	43
11.5	Missing Participants and Beneficiaries	44
11.6	Incapacity of Participant or Beneficiary	44
11.7	Assignment and Alienation	45
11.8	Reversion of Assets	45
11.9	Participant Rights	45
11.10	Effect on Employment Status	45
11.11	Qualified Military Service	46
Schedule A Participating Employers		A-1

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INTRODUCTION

Effective as of July 1, 1991, Kennecott Corporation established the Kennecott Corporation Savings Plan for Represented Hourly Employees (the “Plan”).  Following multiple amendments, the Plan was amended and restated in its entirety effective September 1, 1994.

Effective as of December 14, 1994, the name of Kennecott Corporation, the Plan Sponsor, was changed to Kennecott Holdings Corporation, and a new Kennecott corporation was incorporated as of December 14, 1994 (Kennecott Utah Copper Corporation).  Effective October 27, 1998, Kennecott Utah Copper Corporation became the Plan Sponsor.

Effective January 1, 1997, the Plan was amended and restated in its entirety to comply with the Small Business Job Protection Act, and other design changes.  Effective May 1, 2000 the Plan was again amended and restated in its entirety.

Effective January 1, 2012 the name of the Plan Sponsor was changed to Kennecott Utah Copper LLC and the name of the Plan was changed to Kennecott Utah Copper Savings Plan for Represented Hourly Employees.

Effective January 1, 2014, the Plan is hereby amended and restated to incorporate all amendments to the Plan since it was last restated, to make necessary and desirable amendments as provided or permitted by certain recent changes in the law, and to submit the Plan to the Internal Revenue Service for a favorable determination letter under Cycle C of the determination letter filing program and related remedial amendment period.

This Plan is intended to be a profit sharing plan and to comply with the provisions of Sections 401(a), 401(k), and 401(m) of the Internal Revenue Code and applicable regulations thereunder.

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Article 1.
Definitions

As used herein, the following terms shall have the meanings set forth below:

1.1       Account means the individual account established in the name of each Participant which consists of all contributions allocated to the Participant and the income, gains and losses allocated thereto.  Each Participant’s Account will consist of one or more of the subaccounts, including some or all of the following:  Employee Contributions Before-Tax, Employer Match Account, Rollover Account and any other account established under the Plan as may become necessary.

1.2       Administrator means the Rio Tinto America Inc. Benefits Governance Committee, which shall also be known in this Plan as the Committee.

1.3       Affiliate means any trade or business, whether or not incorporated, which, at the time of reference, is either a member of a controlled group of corporations within the meaning of Code Section 414(b) which includes the Sponsor or is under common control with the Sponsor within the meaning of Code Section 414(c).  In addition, Affiliate shall include any predecessor to the extent required by Code Section 414 or the Treasury Regulations thereunder.

1.4       Annual Additions means, for each Limitation Year, the sum of―

(a)        the contributions by the Employer to this Plan or any other qualified defined contribution retirement plan that are allocated for the benefit of a Participant, including any forfeitures;

(b)        any Participant contributions to this Plan or to any other such plan (other than contributions made pursuant to Code Section 414(v)); and

(c)        for purposes of the dollar limitation on Annual Additions, any contributions by the Employer allocated to a medical expense reimbursement account that is established under Code Section 401(h) for a Participant under any pension or annuity plan, or, in the case of a key employee as defined in Code Section 416, any contribution by the Employer allocated on his behalf to a separate account in a funded welfare benefit plan established for the purpose of providing post-retirement medical benefits.

Anything herein to the contrary notwithstanding, Annual Additions shall not include any investment earnings allocable to a Participant, any Rollover Contributions or amounts transferred directly to the Trustee from another qualified plan, Catch-Up Contributions or contributions of amounts previously distributed to former employees who are reemployed.

1.5       Basic Pay means the regular base wage paid to an Employee for all hours worked in any two (2) week pay period up to eighty (80) such hours, excluding payments for holiday premiums, bonuses, overtime, shift differentials and other allowances as well as severance or wages in lieu of notice, and including amounts that are not included in the Participant’s gross income

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due to an election under Code Section 125, 132(f)(4), or 402(e)(3).  Basic Pay shall also include payments to an Employee after termination of employment for vacation time that has been accrued but not used.   For this purpose, “accrued but unused” vacation time means vacation time that an Employee has accrued during a Plan Year prior to the year of the Employee’s termination.

Basic Pay shall not exceed the limitation under Code Section 401(a)(17), which is $200,000, as adjusted by the Commissioner for increases in the cost of living in accordance with Code Section 401(a)(17).  This limit does not apply with respect to Employee Contributions Before-Tax.  The cost of living adjustment in effect for a calendar year applies to any period, not exceeding twelve (12) months, over which compensation is determined (the “determination period”) beginning in such calendar year.  If a determination period consists of fewer than twelve (12) months, the Code Section 401(a)(17) limitation will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is twelve (12).

1.6       Beneficiary means any individual, trust, estate, or other recipient properly designated by the Participant pursuant to the procedures required by the Administrator to receive death benefits payable hereunder, on either a primary or contingent basis.

1.7       Catch‑Up Contributions means contributions to the Plan that are intended to qualify as catch-up contributions pursuant to Code Section 414(v).

1.8       Code means the Internal Revenue Code of 1986, as amended.

1.9        Date of Employment means the date on which an Employee is first credited with an hour of service with the Employer.

1.10      Death means the Participant’s death for which a certificate or declaration of death is issued, and may include the Participant’s disappearance or presumed death, as determined in the sole discretion of the Administrator.

1.11      Disability means disability by bodily injury or disease which prevents the Employee from engaging in any employment of the type covered by a basic labor agreement or any employment for wage or profit for which the Employee is or becomes reasonably qualified by training, education or experience that provides an earnings ability of seventy percent (70%) or more of the Employee’s pre-disability earnings ability, indexed following one year of disability at a rate of four percent (4%) compounded annually, and which, in the opinion of a qualified physician appointed by the Employer, will be permanent and continuous during the remainder of the Employee’s lifetime, and which an appointee of the Employer shall determine:

(a)        Was not contracted, suffered or incurred while the Employee was engaged in, or did not result from his having engaged in, felonious criminal enterprise; or

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(b)        Did not result from service in the armed forces after the Original Effective Date of the Plan, which prevents the Employee from returning to employment with the Employer, and for which the Employee receives a military pension.

An Employee shall be considered to have satisfied the requirements for being permanently and totally disabled if said Employee furnishes written proof of qualification for disability benefits under the Social Security Act.

1.12      Effective Date means January 1, 2014.  The Original Effective Date of the Plan was July 1, 1991.

1.13      Elapsed Time Basis means the method of crediting service based on Elapsed Time.  Elapsed Time shall mean an Employee’s service with the Employer beginning on the Employee’s Date of Employment or, if the Employee has experienced a One-Year Period of Severance, beginning on the Employee’s Date of Reemployment.  In determining an Employee’s Elapsed Time, the following rules shall apply:

(a)        Elapsed Time continues until an Employee’s Severance from Service Date;

(b)        there is no Severance from Service Date if an Employee retires, resigns or is discharged, but then is reemployed by the Employer within twelve (12) months;

(c)        there is no Severance from Service Date if an Employee who is on a leave of absence separates from service for a reason other than retirement, resignation, discharge or death and within twelve (12) months of the date of the leave of absence, the Employee is then reemployed by the Employer;

(d)        Elapsed Time is measured in days and aggregated in full and fractional years, with thirty (30) days equaling one month and twelve (12) months equaling one year; provided, however, that a Participant shall not receive multiple credit for Elapsed Time with respect to any single period; and

(e)        if an Employee has a Severance from Service Date, then is reemployed by the Employer, a new period of Elapsed Time begins, which is aggregated with the Employee’s prior periods of Elapsed Time, except in the case of an Employee who incurs five (5) consecutive One-Year Periods of Severance, in which case a new period of Elapsed Time begins which is not aggregated with the Employee’s prior periods of Elapsed Time.

1.14      Eligible Employee means, except as is hereinafter provided, an hourly Employee who is employed by a Participating Employer and who is represented by any collective bargaining agent, or included in a collective bargaining unit, recognized by an Employer, and such Employer and the collective bargaining agent agree that the Plan shall apply to such unit.  Notwithstanding the foregoing, Eligible Employee shall not include any Employee who is a non-resident alien who receives no earned income from the Employer that constitutes income from sources within the United States, or any Employee designated by the Employer as “casual” or “temporary”.  However, when the Employee ceases to be a “casual” or

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“temporary” Employee and is otherwise an Eligible Employee, all of the Employee’s past service as a “casual” or “temporary” Employee shall be recognized as continuous service for purposes of determining eligibility to participate under Article 2 and as part of the Employee’s Years of Service for purposes of determining vesting under Article 3.  For purposes of the Plan, a “casual” or “temporary” Employee is one who has been hired to perform work that will be completed in no more than 120 calendar days.  Following the 120 calendar day period, a “casual” or “temporary” employee will become an Eligible Employee if he remains employed by the Employer.

1.15      Employee means any person who, on the basis of the Employer’s customary practices consistently applied, is classified as a common law employee of the Employer.  Notwithstanding anything herein to the contrary, Employee shall not include any individual who is classified as an agent, consultant, independent contractor or self-employed individual who has entered into an agency, consulting, independent contractor or other similar arrangement with the Employer, including a leased employee, regardless of whether such person is later determined by a court or governmental agency to have an employee relationship with the Employer.

1.16      Employee Contributions Before-Tax means contributions made by the Employer pursuant to an election by a Participant to reduce the cash compensation which otherwise would be currently payable to such Participant in accordance with the provisions of Section 4.1.

1.17      Employee Contributions Before-Tax Account means the separate account for each Participant which shall reflect a Participant’s Employee Contributions Before-Tax, including any appropriate subaccounts that may be established.

1.18      Employer means the Sponsor and any Affiliate that adopts this Plan on behalf of its Eligible Employees, with the consent of the Sponsor or the Administrator, as a Participating Employer.

1.19      Employer Match Account means the separate account for each Participant which shall reflect a Participant’s Employer Matching Contributions.

1.20      Employer Matching Contributions means matching contributions made by the Employer on a Participant’s behalf in accordance with Section 4.2.

1.21      Employer Stock Fund means the investment fund designated for investment in the common stock of the Employer (“Employer Stock”).

1.22      ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.23      Excess Deferrals means, for any Plan Year, Employee Contributions Before-Tax (excluding Catch‑Up Contributions) in excess of the limitation on elective deferrals under Code Section 402(g), as may be adjusted pursuant to Code Section 402(g)(4), or Employee Contributions Before-Tax (excluding Catch‑Up Contributions) designated by the Participant as being in excess of the limitation.

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1.24      Fund means the assets of the Plan held under the Trust Agreement.  The Fund consists of all contributions to the Plan as well as all earnings, gains and losses thereon.  The Fund will be composed of numerous different investment options.  The Administrator may change, add or delete investment options under the Plan from time to time.

1.25      Highly Compensated Employee means any Eligible Employee who performed services for the Employer during the determination year and who:

(a)        was a five percent (5%) owner (as defined in Code Section 416(i)(1)) of the Employer at any time during the determination year or lookback year; or

(b)        received determination year Code Section 415 Compensation (disregarding the Code Section 401(a)(17) limitation) from the Employer in excess of the dollar limit set forth in Code Section 414(q)(1)(B), as adjusted by the IRS for cost-of-living, and was in the top-paid twenty percent (20%) group of Employees for the Plan Year.

For this purpose, “determination year” means the Plan Year for which the determination of whom is a Highly Compensated Employee is being made.  “Lookback year” means the twelve (12)-month period immediately preceding the determination year.  The determination of the Employees who qualify as Highly Compensated Employees under this Plan shall be made in accordance with the provisions of Code Section 414(q) and related Regulations.

1.26      Limitation Year means the Plan Year.  If the Plan is terminated effective as of a date other than the last day of the Plan’s Limitation Year, the Plan shall be treated as if the Plan was amended to change its Limitation Year to end on the effective date of the Plan termination.  As a result of this deemed amendment, the Code Section 415(c)(1)(A) dollar limit shall be prorated under the short limitation year rules.

1.27      Maternity Leave or Paternity Leave means any absence from work because of (i) the pregnancy of the Employee, (ii) the birth of a child of the Employee, (iii) the placement of a child with the Employee in connection with the adoption of such child by the Employee, or (iv) the need to care for such child for a period beginning immediately following such birth or placement.  The Employee may be required to furnish information necessary to establish that the absence was for one of the reasons specified in this Section 1.27 and the number of days for which there was such an absence.

1.28      One-Year Period of Severance means a twelve (12)-consecutive month period beginning on a Participant’s Severance from Service Date or any anniversary of that date during which the Participant does not perform services for the Employer.  Solely for purposes of determining whether, for vesting purposes, a Participant has incurred a One-Year Period of Severance, if an Employee experiences a Severance from Service Date for Maternity Leave or Paternity Leave, then “first anniversary of his Severance from Service Date” shall be substituted for “Severance from Service Date” in the preceding sentence.

1.29      Participant means an Eligible Employee who has entered the Plan as provided in Article 2.

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1.30      Participating Employer means each entity that adopts the Plan in accordance with Section 11.4 and is listed as a Participating Employer in Schedule A as may be updated from time to time.

1.31      Plan means the Kennecott Utah Copper Savings Plan for Represented Hourly Employees, as amended from time to time.

1.32      Plan Year means January 1 through December 31.

1.33      Rollover Account means the separate account maintained for a Participant which shall reflect a Participant’s rollover contribution meeting the requirements of Section 4.3, including any subaccounts that may be established.

1.34      Severance from Service Date occurs on the earlier of―

(a)        a termination of employment or service on account of retirement, resignation, discharge or Death; or

(b)        the first anniversary of the date the Participant terminated employment or service on account of any reason other than the reasons set forth above, such as vacation, holiday, sickness, Disability, leave of absence or layoff.

1.35      Sponsor means Kennecott Utah Copper LLC, and any successor thereto.

1.36      Spouse means a person to whom the Participant is legally married in accordance with federal law.

1.37      Suspense Account means the account established to reflect any amounts allocated or accrued on behalf of a Participant in excess of the limitations under Code Section 415.

1.38      Termination of Employment means severance from employment (within the meaning of Code Section 401(k)(2)(B)) for any reason without right of recall or reemployment (except in the case of a transfer to employment with an Affiliate).

1.39      Trust Agreement means the agreement between the Sponsor and the Trustee as may be amended form time to time, and which provides for the Fund in which Plan contributions are held by the Trustee.

1.40      Trustee means the trustee or trustees by whom the Accounts and assets of the Plan are held pursuant to the Trust Agreement.

1.41      Valuation Date means the date as of which the Fund is valued and the Account maintained on behalf of each Participant or Beneficiary is adjusted as provided hereunder.  The Fund shall be valued on each business day that the financial markets are open.

1.42      Year of Service means twelve (12) months of service with the Employer, calculated using the Elapsed Time Basis.  Only for purposes of determining the vested benefit under Section 3.1,

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a Year of Service shall also include service with any employer who is an Affiliate, but only for service performed during the time that the employer was an Affiliate, calculated using the Elapsed Time Basis.

*  *  *  *  End of Article 1  *  *  *  *

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Article 2.
Eligibility and Participation

2.1       Eligibility.  Each Employee who is or becomes an Eligible Employee shall be eligible to become a Participant on the first day of the calendar month coincident with or next following completion of three (3) consecutive months of continuous service measured from the Employee’s Date of Employment. Notwithstanding the foregoing, if a “casual” or “temporary” Employee (as described in Section 1.14) becomes an Eligible Employee, such Employee shall be eligible to become a Participant on the day he becomes an Eligible Employee.

2.2       Participation.  Each Eligible Employee will become a Participant in accordance with Section 2.1 above.  Participants may elect to contribute Employee Before-Tax Contributions at such times and in such manner as shall be determined in accordance with a uniform policy to be established by the Administrator.

2.3       Reinstatement of Participation.

(a)        Reemployment of Eligible Employee.  In the event a Participant who ceases to be an Eligible Employee again becomes an Eligible Employee, such Employee shall be eligible to make Employee Contributions Before-Tax and receive Employer Matching Contributions as soon as administratively feasible after the Participant again becomes an Eligible Employee and completes the enrollment process.

(b)        Reclassification as an Eligible Employee.  In the event an individual who is not an Eligible Employee becomes an Eligible Employee, such Employee shall be eligible to make Employee Contributions Before-Tax and receive Employer Matching Contributions as soon as administratively feasible after the Employee first becomes an Eligible Employee, provided such Employee has satisfied the requirements of Section 2.1 and would have otherwise become a Participant, and such Employee again completes the enrollment process.  In applying this Section 2.3(b) to any Employee, such Employee’s employment with all Participating Employers shall be treated as employment with the Employer.

2.4       Termination of Participation.  A Participant shall cease to be such as of the date he has received a complete distribution of his Account; provided, however, that for purposes of an individual’s eligibility to make Employee Contributions Before-Tax and Rollover Contributions, a Participant shall cease to be such on the earlier of the Participant’s Termination of Employment or his transfer to a classification of Employees who are not Eligible Employees.

*  *  *  *  End of Article 2  *  *  *  *

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Article 3.
Service and vesting

3.1       Vesting.  A Participant’s interest in the Participant’s Rollover Account and the Participant’s Employee Contributions Before-Tax Account shall be fully vested at all times.  A Participant shall be vested in the Participant’s Employer Match Account in accordance with the following schedule:

Years of Service            Vested Percentage

Less than 3 years                 0%
3 years or more                 100%

Notwithstanding any other provision of this Section 3.1, a Participant who terminates employment by reason of Death, or who attains age sixty-five (65) shall be 100% vested in all Accounts.

Notwithstanding the foregoing provisions of this Section 3.1, a Participant’s interest in the Employer Match Account shall be 100% vested and nonforfeitable in the event of a layoff (as determined in the sole discretion of the Administrator) which lasts at least twelve (12) months from the date the layoff commences.

3.2       Forfeitures.  A Participant who terminates employment and who is not 100% vested in his Account shall forfeit an amount equal to the unvested portion of his Employer Match Account upon the earlier of five (5) consecutive One-Year Period of Severance or a complete distribution of the Participant’s vested Account.  A Participant who terminates employment and who is not vested in any portion of his Account shall be deemed to have received a distribution hereunder.  Forfeited amounts may be restored upon reemployment pursuant to Section 3.4.

Any forfeitures remaining after the required restoration of any Accounts under Section 3.4, may be used to pay administrative expenses of the Plan or to reduce Employer contributions to the Plan for the current or next following Plan Year.

3.3       Reinstatement of Vesting Service upon Reemployment.

(a)        If a Participant has one or more One-Year Periods of Severance but fewer than five (5) One-Year Periods of Severance (whether before or after becoming eligible to participate in the Plan), the Participant shall receive credit for vesting purposes for all Years of Service completed prior to the Employee’s One-Year Periods of Severance and, with respect to the Employee’s Account after reemployment, shall advance one year on the vesting schedule for each Year of Service completed after the One-Year Period of Severance.

(b)        If a Participant incurs five (5) consecutive One-Year Periods of Severance, Years of Service occurring after the five (5) consecutive One‑Year Periods of Severance shall not be counted in order to increase the Participant’s vested percentage with respect to

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Employer Matching Contributions earned prior to the five (5) consecutive One-Year Periods of Severance.  A Participant who incurs five (5) consecutive One-Year Periods of Severance will be considered to have zero (0) Years of Service for purposes of vesting upon the Participant’s date of reemployment.

3.4       Restoration of Forfeited Amounts upon Reemployment.  If a Participant who has received a lump sum distribution on account of terminating employment again becomes an Employee prior to the occurrence of five (5) consecutive One-Year Periods of Severance, the Participant shall be given the opportunity (to be exercised within five (5) years after the date the individual again becomes an Employee) to re-contribute the full amount of the prior distribution from the Plan and have restored any amounts forfeited pursuant to Section 3.2, without gains and losses.  If such individual fails to contribute the full amount of the distribution, any previously forfeited amounts shall not be restored.  If the Participant was deemed to have received a lump sum distribution, and again becomes an Employee prior to the occurrence of five (5) consecutive One-Year Periods of Severance, the previously forfeited amounts shall be restored automatically, without gains and losses.  Any restoration shall be made back to the same Accounts from which the amounts were forfeited.

*  *  *  *  End of Article 3  *  *  *  *

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Article 4.
Contributions

4.1       Employee Contributions Before-Tax.

(a)        Employee Contributions.  Subject to the applicable limits of this Plan, each Participant may elect to have the Employer deduct, in whole percentages, from one percent (1%) to nineteen percent (19%) of such Participant’s Basic Pay, that would otherwise be payable to the Participant in cash each pay period, limited to the amount available after any other applicable withholdings, and to have such amount contributed on the Participant’s behalf to the Plan as Employee Contributions Before-Tax.

(b)        Election.  A Participant may elect to make, modify, or discontinue the Participant’s Employee Contributions Before-Tax by filing notice with the Administrator, or its representative, in accordance with procedures established by the Administrator; provided, however, in no event may a Participant’s deferral election apply to Basic Pay that is currently available to the Participant.  A Participant’s election to make, modify or discontinue the Participant’s Employee Contributions Before-Tax election shall be effective as soon as administratively feasible following receipt of the Participant’s request to make, modify or discontinue such contributions by the Administrator or its representative.  Anything herein to the contrary notwithstanding, if the Administrator determines that a Participant’s Employee Contributions Before-Tax  will exceed any limitations of this Plan that apply to such contributions, the Administrator may at any time amend the Participant’s election to the extent necessary to adhere to such limitations.

(c)         Automatic Enrollment.  Any individual who becomes a Participant will be deemed to elect to make Employee Contributions Before-Tax in an amount equal to four percent (4%) of such Participant’s Basic Pay for such payroll period unless the Participant affirmatively elects prior to the end of the election period established by the Administrator not to make any Employee Contributions Before-Tax or to elect to make Employee Contributions Before-Tax at a different percentage, subject to the following requirements:

(1)        such automatic Employee Contributions Before-Tax election will not become effective until the end of the election period established by the Administrator.  Such election period shall not begin earlier than the date on which the Participant is furnished a notice containing such information about the automatic election as may be required by the Code and/or ERISA and the regulations and other guidance issued thereunder.  With respect to any Participant, the election period shall generally begin when the individual becomes eligible to make Employee Contributions Before-Tax and end after the last day of the calendar month following the calendar month in which the election period begins;

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(2)        if an automatic Employee Contributions Before-Tax election becomes effective with respect to a Participant, such election shall remain in effect until the Participant specifically elects not to make any Employee Contributions Before-Tax or to elect to make Employee Contributions Before-Tax at a different percentage;

(3)        unless and until the Participant affirmatively directs otherwise in accordance with the Plan’s administrative procedures, the Participant shall be deemed to have directed that such Employee Contributions Before-Tax be invested in the Investment Fund(s) selected by the Administrator in accordance with the default investment arrangement requirements of Section 404(c)(5) of ERISA;

(4)        this subsection 4.1(c) shall not apply to Eligible Employees of Kennecott Barneys Canyon Mining Company; and

(5)        permissive withdrawals of the character referred to in Code Section 414(w)(2) and the Treasury Regulations promulgated thereunder shall not be permitted.

(d)        Catch-Up Contributions.  All Participants who are eligible to make Employee Contributions Before-Tax under this Plan and who have attained age fifty (50) before the close of the calendar year shall be eligible to make Catch-Up Contributions in accordance with, and subject to the limitations of Code Section 414(v).  Such Catch-Up Contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code Sections 402(g) and 415.  The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416, as applicable, by reason of the making of such Catch-Up Contributions.

4.2       Employer Matching Contributions.  The rate of Employer Matching Contributions with respect to each Participant shall be equal to fifty percent (50%) of that amount of the Participant’s Employee Contributions Before-Tax contributed on behalf of the Participant not to exceed six percent (6%) of the Participant’s Basic Pay for each payroll period.

4.3       Rollover Contributions.  Under such rules and procedures as the Administrator may establish, any Eligible Employee may contribute all or a portion of the distribution received from another qualified plan or individual retirement account or annuity if the amount contributed satisfies the requirements for an “eligible rollover distribution” pursuant to Code Section 402(c) or 408(d)(3).  Rollover Contributions may not include eligible rollover distributions within the meaning of Code Section 401(a)(31) that are (i) after-tax voluntary contributions that are not includible in the Participant’s gross income, (ii) amounts received from a plan or account other than qualified retirement plan under Code Section 401(a), a plan under Code Section 403(b) or 457(b) or an individual retirement account holding only amounts described in Code Section 408(d)(3).

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All such Rollover Contributions must be received by the Trustee on or before the sixtieth (60th) day after the day on which the Participant receives or is deemed to receive the distribution unless such rollover is a direct transfer of an eligible rollover distribution within the meaning of Code Section 401(a)(31).  The Administrator may require such information as it may deem necessary to determine whether a distribution to a Participant satisfies the requirements of this Section 4.3.

*  *  *  *  End of Article 4  *  *  *  *

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Article 5.
INvestment of Accounts;
limitation of contribution; Nondiscrimination Tests

5.1       Investment Funds.  Contributions to the Plan shall be invested in one or more of the investment options under the Plan.  Effective December 20, 2013, an Employer Stock Fund must be one of the investment options available for investment by Participants under the Plan.  This Plan is intended to be an “eligible individual account plan” described in Section 407(d) of ERISA and accordingly permits more than ten percent (10%) of the fair market value of Plan assets to be invested in Employer Stock.

5.2       Investment of Participant’s Accounts.

(a)         A Participant shall direct that the total of his Employee Contributions Before-Tax and/or Catch-Up Contributions made pursuant to Section 4.1 shall be invested in one percent (1%) increments in one or more of the investment options.  Effective on and after December 20, 2013, a Participant may direct up to a maximum of twenty percent (20%) of the total amount of the Participant’s Employee Contributions Before-Tax and/or Catch-Up into the Employer Stock Fund.  A Participant who directs more than twenty percent (20%) of the Participant’s Employee Contributions Before-Tax and/or Catch-Up Contributions into the Employer Stock Fund will have any amount in excess of twenty percent (20%) redirected into the available target date fund based on the Participant’s age.

(b)        Employer Matching Contributions made pursuant to Section 4.2 shall be invested in one percent (1%) increments in one or more of the investment options in accordance with the election made under subsection 5.2(a).  Effective on and after December 20, 2013, a maximum of twenty percent (20%) of the total amount of the Employer Matching Contributions may be invested into the Employer Stock Fund.  A Participant who directs more than twenty percent (20%) of his Employee Contributions Before-Tax and/or Catch-Up Contributions into the Employer Stock Fund will have any amount of the Employer Matching Contributions allocated in excess of twenty percent (20%) redirected into the available target date fund based on the Participant’s age.

(c)        A Participant shall direct that the total of his rollovers transferred to the Plan shall be invested in one percent (1%) increments in one or more of the investment options.  Effective on and after December 20, 2013, rollovers may not be invested into the Employer Stock Fund.

(d)        In the event that the Participant makes no investment election, his Accounts shall be invested in the default investment option designated by the Rio Tinto America Savings Plan Investment Committee (“Investment Committee”).

(e)        Any account balances transferred to this Plan from another plan of the Sponsor or an Affiliate that are invested in Employer Stock, or stock of an Affiliate shall remain in

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 the Employer Stock Fund until the Employer Stock is distributed pursuant to Article 6, or transferred by the Participant to another investment option pursuant to Section 5.3.

(f)        Dividends, interest and other distributions received by the Trustee in respect of any investment option shall be reinvested in the same investment option.

(g)        At no point will any holdings in a Participant’s Employer Stock Fund be liquidated on behalf of the Participant, even if the Participant’s total Account exceeds the twenty percent (20%) threshold effective as of December 20, 2013 or on account of a transfer of accounts from another plan of the Sponsor or Affiliate.

5.3       Change in Investment Options.  A Participant may elect to transfer his interest between investment options by providing prior notice in such manner as shall be established (and changed from time to time) by the Administrator.  Such transfer may be described in multiples of one percent (1%), in dollars, as a rebalancing election or other method that the Administrator shall from time to time deem appropriate.  Such election shall be effective as soon as practicable following receipt of the notice.  Transfers between investment options may be limited, if necessary to comply with applicable contract restrictions.  Participants may transfer funds out of the Employer Stock Fund at any time, but are not permitted to transfer any funds into the Employer Stock Fund.

5.4       Responsibility for Investments.  The Plan fiduciaries shall determine the extent to which this Plan is intended to provide for Participant control over investments as provided in Section 404(c) of ERISA and the extent to which procedures will comply with the “safe harbor” in Department of Labor Regulation Section 2550.404c-1.  Each Participant is solely responsible for investing his Account based on the investment options made available under the Plan and, to the maximum extent permitted by law, no fiduciary shall be responsible for any losses or lost profits resulting from any Participant’s selection.  The Sponsor, Employer, Trustee, Administrator, Investment Committee and any officers, supervisors and agents of the Sponsor are not empowered to advise a Participant as to the manner in which his Accounts shall be invested.  The fact that an investment option is available to Participants under the Plan shall not be construed as a recommendation for investment in that option.

5.5       Exercise of Voting and Other Stock Rights.

(a)        Full and fractional ordinary shares (“Ordinary Shares”) of Rio Tinto plc (“Rio Tinto”) represented by American Depository Receipts (“ADRs”) held by the Employer Stock Fund offered as an investment option under the Plan which are allocated to a Participant’s Accounts as of the applicable record date for voting such Ordinary Shares shall be voted by the Trustee in accordance with the instructions of the Participant if such instructions are given in a manner designated for that purpose and received by the inspector of elections designated by the Administrator by the deadline established by the Administrator for Plan voting purposes.  The Employer shall notify Participants of each occasion for the exercise of voting authorized under this Section 5.5.  The Trustee shall vote any Ordinary Shares for which timely

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 instructions for voting have not been received from a Participant in the same proportion as the Ordinary Shares for which the Trustee has received instructions from other Participants hereunder.

(b)        Participant pass-through and “mirror” (i.e., proportionate) voting of Ordinary Shares under this Section 5.5 shall be permitted only if and to the extent authorized by the Administrator in any instance.  If a Participant exercises pass-through voting rights under this Section 5.5 pursuant to authority granted by the Administrator, the Participant shall be the “named fiduciary” (within the meaning of ERISA Section 402(a)(2)) voting the Ordinary Shares represented by the ADRs allocated to other Participant Accounts for which timely instructions were not received in the manner provided for above.

(c)        The inspector of elections, the Trustee or such other person designated by the Administrator shall tabulate the instructions given by Participants under this Section 5.5 on a strictly confidential basis, and shall provide the Administrator with only the final results of the tabulation.  Instructions received from individual Participants shall not be disclosed to any directors, officers or employees of the Employer or any Affiliate.

(d)        The Administrator may also authorize under this Section 5.5 a Participant pass-through and “mirror” exercise of other stock rights appurtenant to Ordinary Shares represented by the ADRs (including, but not limited to, tender offer, exchange offer, dissenter, appraisal and other similar rights) to the same extend as voting rights would be administered as described herein if so authorized by the Administrator.

(e)        If a Participant pass-through and “mirror” exercise of stock rights is not authorized by the Administrator in any instance under this Section 5.5, such stock rights shall be exercised by the Trustee as directed by the Administrator, or, in the absence of any such a direction, in its discretion.

(f)        The Trustee shall have the authority to override any instructions it receives from the Participants or the Administrator to the extent the Trustee believes that doing so is necessary to comply with ERISA or other applicable law.  If the Trustee believes that any override will be required under this subsection (f), the Trustee shall notify the Administrator as soon as administratively feasible.

5.6        Statements.  The Administrator shall furnish on a quarterly basis and upon a Participant’s written request (up to one statement in any twelve (12)-month period), or upon such other more frequent intervals as determined by the Administrator or as required by law, a statement to each Participant and Beneficiary of the net earnings or losses credited to or charged against the Participant’s Account, the amount of any annual contributions and forfeitures allocated to such Account, and the total vested and nonvested value of such Account.

5.7       Limitations on Employee Contributions Before-Tax.

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(a)        The amount of Employee Contributions Before-Tax made on behalf of each Eligible Employee who is a Highly Compensated Employee for each Plan Year shall be limited to the extent necessary to ensure that one of the following tests is satisfied:

(1)        the “Actual Deferral Percentage” (as hereinafter defined) for the group of Eligible Employees who are Highly Compensated Employees is not more than the Actual Deferral Percentage of all Eligible Employees who are not Highly Compensated Employees for the preceding Plan Year multiplied by 1.25, or

(2)        the excess of the Actual Deferral Percentage for the group of Eligible Employees who are Highly Compensated Employees for the Plan Year over that of all Eligible Employees who are not Highly Compensated Employees for the preceding Plan Year is not more than two (2) percentage points, and the Actual Deferral Percentage for the group of Eligible Employees who are Highly Compensated Employees is not more than the Actual Deferral Percentage of all Eligible Employees who are not Highly Compensated Employees for the preceding Plan Year multiplied by 2.0.

Actual Deferral Percentages shall further be adjusted to account for coverage changes or otherwise to the extent necessary or permitted to comply with guidance published by the Internal Revenue Service or applicable law.

The Employer may elect for any Plan Year to exclude from consideration, for purposes of the Actual Deferral Percentage tests, any Eligible Employee who is a non-Highly Compensated Employee and who has either (i) not attained the age of twenty-one (21) or (ii) not completed a Year of Service, provided, however, that the group of such excluded Eligible Employees separately satisfies the minimum coverage test of Code Section 410(b).

(b)        For purposes of this Section 5.7, the term “Actual Deferral Percentage” shall mean, for any specified group of Eligible Employees, the average of such Employees’ Deferral Percentages (as defined below).

(c)        For purposes of this Section 5.7, the term “Deferral Percentage” shall mean, for any Eligible Employee, the ratio of:

(1)        the aggregate of the Employee Contributions Before-Tax which, in accordance with the rules set forth in Treasury Regulation Section 1.401(k)-1(b)(4), are taken into account with respect to such Plan Year, to

(2)        such Employee’s Section 414(s) compensation (as determined under Code Section 414(s)) for such Plan Year.  For this purpose, “Section 414(s) compensation” shall mean “Section 415(c) Compensation” as defined in Section 5.10 of the Plan.  In the case of an Employee who begins, resumes, or ceases to be eligible to elect to have Employee Contributions Before-Tax

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made on the Participant’s behalf during a Plan Year, the amount of Section 414(s) compensation included in the Actual Deferral Percentage test is the amount of Section 414(s) compensation received by the Employee during the entire Plan Year or during his period of participation, as elected on a uniform basis by the Employer.

(d)        The Deferral Percentage for any Participant who is a Highly Compensated Employee for the Plan Year and who is eligible to have Employee Contributions Before-Tax made on the Participant’s behalf under two (2) or more arrangements described in Code Section 401(k) that are maintained by the Employer or any Affiliate shall be determined as if such Employee Contributions Before-Tax were made under a single arrangement.  Notwithstanding the foregoing, certain plans shall be treated as separate if mandatorily disaggregated under Treasury Regulation Section 1.401(k)‑1(b)(3)(ii)(B).

If the Plan is permissibly aggregated or is required to be aggregated with other plans having the same plan year, as provided under Treasury Regulation Section 1.401(k)‑1(b)(3) for purposes of determining whether or not such plans satisfy Code Sections 401(k), 401(a)(4), and 410(b), then the provisions of this Section 5.7 shall be applied by determining the Actual Deferral Percentage of Eligible Employees as if all such plans were a single plan.

(e)        In the event it is determined prior to any payroll period that the amount of Employee Contributions Before-Tax elected to be made thereafter is likely to cause the limitation prescribed in this Section 5.7 to be exceeded, the amount of Employee Contributions Before-Tax allowed to be made on behalf of Participants who are Highly Compensated Employees (and/or such other Participants as the Administrator may prescribe) shall be reduced to a rate determined by the Administrator (including a rate of zero percent (0%) if the Administrator so determines), and any elections of future Employee Contributions Before-Tax which exceed the rate determined by the Administrator shall be deemed to be employee contributions for the remainder of the Plan Year, notwithstanding any limitations on contribution rate changes which might otherwise apply.  Except as is hereinafter provided, the Participants to whom such reduction is applicable and the amount of such reduction shall be determined pursuant to such uniform and nondiscriminatory rules as the Administrator shall prescribe.

(f)        Notwithstanding the foregoing, with respect to any Plan Year in which Employee Contributions Before-Tax made on behalf of Participants who are Highly Compensated Employees exceed the applicable limit set forth in this Section 5.7, the Administrator may reduce the amount of excess Employee Contributions Before-Tax made on behalf of such Participants as follows:

(1)        the total amount of excess Employee Contributions Before-Tax shall be determined by reducing such contributions for the Highly Compensated Employee who had the greatest Deferral Percentage.  This procedure shall be

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 repeated in accordance with applicable legal guidance until the requirements of subsection 5.7(a) are satisfied;

(2)        the total amount of excess Employee Contributions Before-Tax determined under subsection 5.7(f)(1) shall be reallocated to the Participants who are Highly Compensated Employees.  Such contributions for the Highly Compensated Employee who had the greatest dollar amount of Employee Contributions Before-Tax taken into account for purposes of the requirements of subsection 5.7(a) shall be reduced to equal the dollar amount of Employee Contributions Before-Tax of the Highly Compensated Employee with the next highest dollar amount of such contributions.  This procedure shall be repeated in accordance with applicable legal guidance until the total amount of excess Employee Contributions Before-Tax determined under subsection 5.7(f)(1) has been reallocated; and

(3)        such excess Employee Contributions Before-Tax as reallocated under paragraph (2) shall be distributed (along with earnings attributable to such contributions as determined pursuant to subsection 5.7(g)) to the affected Highly Compensated Employees as soon as practicable after the end of such Plan Year, and in all events, prior to the end of the next following Plan Year.

(g)        The Administrator will adjust the excess Employee Contributions Before-Tax for any income or loss up to the date of distribution.  Income on a Participant’s excess Employee Contributions Before-Tax shall be determined by multiplying the income allocated to the Participant’s Employee Contributions Before-Tax Account for the Plan Year in which such excess Employee Contributions Before-Tax was made by a fraction, the numerator of which is the excess Employee Contributions Before-Tax for such Participant for the Plan Year, and the denominator of which is the total Employee Contributions Before-Tax Account balance for such Participant as of the first day of the Plan Year, plus the Employee Contributions Before-Tax made on behalf of the Participant during the Plan Year.

(h)        Distributions pursuant to this Section 5.7 shall be made proportionately from the investment funds with respect to the Participant’s Account or Accounts from which distributions are made.

(i)         The Administrator may, to the extent permitted, recharacterize as Catch-Up contributions for such Plan Year all or a portion of the Employee Contributions Before-Tax for Participants who are Highly Compensated Employees to the extent necessary to comply with the applicable limit set forth in this Section 5.7.  Recharacterized amounts shall remain nonforfeitable and subject to the same distribution requirements as Employee Contributions Before-Tax.  Amounts may not be recharacterized by a Highly Compensated Employee to the extent that such amount, in combination with other employee contributions made by such Employee, would exceed the limitations under the Plan with respect to employee contributions.

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(j)         Recharacterization shall occur no later than two and one-half (2½) months after the last day of the Plan Year in which such excess Employee Contributions Before-Tax arose.

(k)        Notwithstanding any distributions or recharacterizations pursuant to the provisions of this Section 5.7, excess Employee Contributions Before-Tax shall be treated as Annual Additions for purposes of Section 5.10.

(l)         The Administrator may, in its sole discretion, elect to use any combination of the methods described in this Section 5.7 to satisfy the limitations contained herein; provided, however, that such combination of methods shall be applied in a uniform and nondiscriminatory manner.

5.8       Average Contribution Percentage Limitations.   The Plan is a collectively bargained plan and, as such, is deemed to meet the nondiscrimination requirements of Code Section 401(m) per Treasury Regulation 1.401(m)-1(b)(2).

5.9       Elective Deferral Limitation.

(a)        General Rule.  A Participant’s Employee Contributions Before-Tax (excluding Catch-Up Contributions) for any Plan Year, when aggregated with any other elective deferrals within the meaning of Code Section 402(g)(3) to any plans maintained by the Sponsor or any Affiliate, may not exceed the dollar limitation of Code Section 402(g)(1), or such other limit as adjusted by law or in accordance with Regulations for changes in the cost of living.  If the Administrator determines a Participant’s Employee Contributions Before-Tax (excluding Catch-Up Contributions) would be Excess Deferrals, the Administrator may suspend the Participant’s Employee Contributions Before-Tax until the following January 1.  If a Participant’s Employee Contributions Before-Tax (excluding Catch-Up Contributions) should exceed the dollar limitation of Code Section 402(g)(1) when aggregated with any other elective deferrals made to any plans that are not maintained by an Affiliate, the Participant may assign to this Plan any excess elective Employee Contributions Before-Tax made during a taxable year of the Participant by notifying the Administrator in writing on or before March 1 following the calendar year when the Excess Deferrals are made of the amount of the Excess Deferrals to be assigned to the Plan.

(b)        Distribution of Excess Deferrals.  If, after the close of a calendar year, the Administrator determines a Participant has Excess Deferrals or if the Administrator receives a timely claim of Excess Deferrals from the Participant, it shall distribute the Excess Deferrals no later than April 15th of the calendar year following the calendar year in which the Excess Deferrals occurred, or if later, the calendar year in which the Excess Deferrals were discovered.

(c)        Determination of Allocable Income or Loss.  The Administrator shall adjust Excess Deferrals to be distributed under this Section 5.9 for income or loss up to the end of

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the taxable year for which the Excess Deferrals occurred.  The Administrator may use any reasonable method for computing the income or loss allocable to the Excess Deferrals, provided that the method does not violate Code Section 401(a)(4) and is used consistently for allocating income or loss to Participant Accounts and for all corrective distributions under the Plan for the Plan Year.

5.10      Annual Additions Limitation.

(a)        General Rule.  The maximum Annual Additions credited to the Account of any Participant for any Limitation Year under this Plan, when aggregated with the Annual Additions to any other qualified defined contribution retirement plan maintained by the Employer or any Affiliate, shall not exceed an amount equal to the lesser of:

(1)        100% of the Participant’s compensation within the meaning of Code Section 415(c)(3) for the Limitation Year, or

(2)        $40,000, as adjusted for cost of living changes under Code Section 415(d).

The compensation limit referred to in (a)(1) above shall not apply to any contribution for medical benefits after separation from service (within the meaning of Code Section 401(h) or Section 419A(f)(2)) which otherwise is treated as an annual addition.

(b)        Section 415(c) Compensation Defined.  For purposes of this Section “Section 415(c) Compensation” shall be determined under Code Section 415(c)(3) and Treasury Regulation Section 1.1415-2(d)(11)(i), provided that Section 415(c) Compensation shall include any elective deferral (as defined in Code Section 402(g)(3)) and any amount contributed or deferred by the Employer at a Participant’s election which is not includible in the Participant’s gross income by reason of Code Sections 125 or 132(f)(4).

“Section 415(c) Compensation” also includes the following:

(1)        back pay, within the meaning of Treasury Regulation Section 1.415(c)-2(g)(8), for the Plan Year to which the back pay relates, to the extent the back pay represents wages and compensation that would otherwise be included in Section 415(c) Compensation; and

(2)        amounts that would have been included in Section 415(c) Compensation if the amounts had been paid prior to the Employee’s severance from employment date, provided, with respect to subsections (A), (B) and (E) below, that the amounts are paid by the later of two and one-half (2½) months after a severance from employment or the end of the Limitation Year that includes the date of such severance from employment, and the amount is any of the following:

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(A)       regular compensation for services performed during regular working hours, or compensation for services performed outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments;
(B)       payments for accrued bona fide sick, vacation, or other leave, but only if the Employee would have been able to use the leave had employment continued;
(C)       differential wage payments, which are payments made by the Employer to an individual with respect to any period during which the individual is performing qualified military service within the meaning of Code Section 414(u) for a period of more than 30 days, and which represent all or a portion of the wages that the individual would have received from the Employer if the individual had been performing services for the Employer;
(D)       compensation paid by the Employer to an Employee who is permanently and totally disabled; or
(E)        payments to an Employee from a nonqualified unfunded deferred compensation plan if such payments are otherwise includable as Section 415 Compensation had the payments been paid prior to severance from employment, and if the payments would have been paid to the Employee at the same time had employment continued and only to the extent the payments would have been included in the Employee’s gross income.

(c)         Excess Annual Additions.  Excess Annual Additions allocated to a Participant’s Account shall be corrected through the Employee Plans Compliance Resolution System or such other correction method allowed by statute, Regulations, or regulatory authorities.

5.11      Incorporation by Reference to Limitations.  Notwithstanding anything herein to the contrary, the provisions of this Article 5 shall be applied and construed in accordance with Code Section 415 and related Regulations, which are incorporated herein by reference.  To the extent any provisions of the Plan conflict with Code Section 415 or the applicable Regulations, Code Section 415 and the applicable Regulations shall govern.

*  *  *  *  End of Article 5  *  *  *  *

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Article 6.
Distributions

6.1        Distribution Events.  A Participant shall become eligible for a distribution upon Termination of Employment or upon the Participant’s Disability.  A Participant’s Beneficiary or estate, as applicable, shall become eligible for a distribution upon the Participant’s Death.  An alternate payee shall become eligible for a distribution upon qualification of a domestic relations order (as if a Participant eligible for immediate distribution).

6.2        Amount of Distribution.  Upon a distribution event, a Participant or the Participant’s Beneficiary shall become entitled to the vested value of the Participant’s Account determined as of the Valuation Date coinciding with the distribution date (or if the distribution date is not a Valuation Date, as of the immediately preceding Valuation Date).

6.3        Form of Distribution.  The Participant’s Account determined under Section 6.2 shall be distributed in a lump sum payment of cash with respect to investment funds other than the Employer Stock Fund.  Distributions from the Employer Stock Fund will be made at the Participant’s (or Beneficiary’s) election either in cash or in whole shares, with any fractional shares paid in cash.  In the event that a Participant has not made the election under the preceding sentence, distributions from the Employer Stock Fund shall be made in cash.

6.4       Timing of Distribution.  The total amount that a Participant is entitled to receive under this Article 6 shall be distributed as follows:

(a)        Amount Does Not Exceed $1,000.  If the Participant’s vested Account balance as of the Participant’s Termination of Employment or Disability does not exceed $1,000 (including the value of the Rollover Account), the Administrator shall direct the Trustee to distribute the vested value directly to such Participant (or Beneficiary), unless otherwise elected by the Participant within ninety (90) days following Termination of Employment or Disability.  Such distribution will be made as soon as administratively feasible following the ninety (90) day period.

(b)        Amount Exceeds $1,000.  If the Participant’s vested Account balance as of the Participant’s Termination of Employment or Disability exceeds $1,000 (including the value of the Rollover Account), the Participant (or Beneficiary) may elect to have the vested value paid to him as soon as administratively feasible following the date selected by the Participant on an application for benefits, but in no event later than the Participant’s required beginning date pursuant to Section 6.6.

6.5        Notice.  The Administrator shall provide notice to the Participant not earlier than 180 days before the Participant’s distribution date.  The notice shall explain the optional methods of distribution from the Plan, the Participant’s right to defer distribution until the Participant attains his required distribution date (as defined in Section 6.6 below), the consequences of the Participant’s failure to defer and the Participant’s right to consider whether to elect a distribution for a period of at least thirty (30) days.  Such distribution may commence fewer

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 than thirty (30) days after the benefit notice is given, provided that the Participant, after receiving the notice, affirmatively elects a distribution.

6.6        Required Minimum Distributions.  A Participant’s “required beginning date” will be the April 1st of the calendar year following:

(a)        in the case of a Participant who is a five percent (5%) owner of the Employer (within the meaning of Code Section 416(i)), the calendar year in which the Participant attains age 70½, and

(b)        In the case of a Participant who is not a five percent (5%) owner of the Employer, the later of the calendar year in which occurs the Participant’s Termination of Employment or Disability, or the calendar year in which the Participant attains age 70½.

Upon attainment of age 70½ a terminated Participant is required to take a full distribution of his Account from the Plan no later than the Participant’s required beginning date.  This Account distribution will be divided into the required minimum distribution payment attributable to the first payment year and a lump sum of the remainder of the Account.

Notwithstanding anything herein to the contrary, all distributions under the Plan shall be made in accordance with the requirements of Code Section 401(a)(9) and Regulation Sections 1.401(a)(9)-1 through 1.401(a)(9)-9, including the incidental death benefit requirement in Code Section 401(a)(9)(G).  The requirements of Code Section 401(a)(9) and the Regulations shall take precedence over any inconsistent provision in the Plan.

6.7      Death Benefits.

(a)        Distribution to Beneficiary.  The value of the death benefit shall be determined as of the Valuation Date coinciding with the distribution date (or if the distribution date is not a Valuation Date, as of the immediately preceding Valuation Date).  The Participant’s Beneficiary shall be entitled to receive the benefit determined as described in Section 6.2.

(b)        Required Timing of Distribution.  The amount to which a Beneficiary is entitled under this Article 6 shall be distributed to the Beneficiary as soon as administratively feasible following the submission of an application for benefits by the Beneficiary following the Participant’s Death.  In no event shall the death benefit commence later than the end of the Plan Year that includes the first anniversary of the Participant’s Death; provided, however, in the case of a spousal Beneficiary, the distribution date may be deferred until the end of the Plan Year in which the Participant would have attained age 70½.  A Participant’s Spouse may qualify as the sole Beneficiary if the separate accounting requirements described under Treasury Regulations Section 1.401(a)(9)-8, Q&A-2, and related guidance, are met.

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6.8      Determination of Beneficiary.  Each Participant shall have the right to designate a Beneficiary in the manner prescribed for such designation by the Administrator and in accordance with the following rules:

(a)         Spouse as Beneficiary; Consent.  In all cases, the Participant’s Beneficiary shall be the Participant’s Spouse, unless the Beneficiary is otherwise determined pursuant to Section 6.8(c), or the Participant elects to name a different Beneficiary (or Beneficiaries) and the Participant’s Spouse consents to such election.  The Spouse’s consent must be in writing, must acknowledge the effect of the election, and must be witnessed by a Plan representative or a notary public.

(b)        Exceptions.  A Spouse’s consent shall not be required if it is established to the satisfaction of the Administrator that the required consent cannot be obtained because (1)  the Participant does not have a Spouse; (2) the Spouse cannot be located; or (3) other circumstances exist under which the Secretary of the Treasury shall excuse the consent requirement.  If the Spouse is not legally competent to give consent, the Spouse’s legal guardian may give consent.  A valid election made by the Participant may be revoked by the Participant in the manner required by the Administrator without the consent of the Spouse at any time.  Any new election must comply with the requirements of this Section 6.8.  A consent filed by a former Spouse shall not be applicable to a new Spouse.

(c)         Presumed Designation of Beneficiary.  If there is no Beneficiary designated, no Beneficiary living at the time of a Participant’s Death, or if a non-Spouse Beneficiary disclaims any benefit under the Plan in the manner required by the Administrator, the Administrator shall designate the Spouse as the Beneficiary.  If there is no Spouse, or if the Spouse disclaims any benefit under the Plan, the Administrator shall designate the Participant’s estate as the Beneficiary (or a trustee of a trust named as the Beneficiary of the residue of the Participant’s estate as Beneficiary).  The Administrator’s determination of the persons who qualify as Beneficiaries under this Plan shall be binding on all interested parties.

(d)         Dispute With Respect to Determination of Beneficiary.  In the event of a dispute with respect to the determination of a Participant’s Beneficiary, the Administrator may solicit a court of competent jurisdiction for a determination of a rightful beneficiary.  If such request is made to a court, the Trustee shall retain within the Plan or transfer to the court any portion of the Participant’s Accounts in dispute until the rendering of a final determination by the court.

(e)        Governing Designation.  The Beneficiary designation that the Participant completes and submits under the Plan shall apply with respect to all Accounts under the Plan maintained on behalf of the Participant.  Each proper Beneficiary designation effectively revokes all prior Beneficiary designations made by the same Participant.  No successor Beneficiary designations made by a Beneficiary shall be recognized under the Plan.

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6.9       Rollover of Plan Distributions.  Notwithstanding any provision of the Plan to the contrary that would limit a Distributee’s election under this Section 6.9, a Distributee may elect to have all or any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee.  The election regarding a direct rollover shall be made at the time and in the manner prescribed by the Administrator.  For purposes of this Section 6.9 only:

(a)        Distributee means a Participant, former Participant, a Beneficiary of a Participant or former Participant, or an “alternate payee” as defined under Code Section 414(p).

(b)        Eligible Rollover Distribution means any distribution of all or any portion of the balance to the credit of the Distributee.  However, an Eligible Rollover Distribution shall not include: (1) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s Beneficiary; (2) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for a specified period of ten years or more; (3) any distribution to the extent the distribution is required under Code Section 401(a)(9); (4) any portion of any distribution that is not includible in gross income, as determined without regard to the exclusion for net unrealized appreciation of employer securities (excluding the portion attributable to after-tax contributions); (5) any amount that is distributed on account of hardship; (6) corrective distributions; (7) Participant loans; and (8) permissible withdrawals under Code Section 414(w).

(c)        Eligible Retirement Plan means: (1) an individual retirement account described in Code Section 408(a); (2) an individual retirement annuity described in Code Section 408(b); (3) an individual retirement plan described in Code Section 408A; (4) an annuity plan described in Code Section 403(a); (5) a qualified trust described in Code Section 401(a); (6) an annuity contract described in Code Section 403(b) and (7) an eligible plan under Code Section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from the Plan.  For a Distributee who is a non-Spouse Beneficiary, Eligible Retirement Plan shall mean only arrangements described in items (1), (2), and (3) and, if the arrangement agrees to separately account for the after-tax contributions, items (4), (5) and (6).

6.10      Qualified Domestic Relations Orders.  All rights and benefits, including elections, provided to a Participant in this Plan shall be subject to the rights afforded to any “alternate payee” under a “qualified domestic relations order” as those terms are defined in Code Section 414(p).

(a)        Qualified Domestic Relations Order.  A “qualified domestic relations order” (“QDRO”) is any judgment, decree, or order (including approval of a property settlement agreement) that creates or recognizes the existence of an alternate payee’s

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right to receive all or a portion of the benefits of a Participant hereunder pursuant to a state’s domestic relations law relating to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child or other dependent of such individual; provided, however, that such order meets the requirements of Code Section 414(p).

(b)        Determination of Qualification.  The Administrator shall establish reasonable written procedures to determine the qualified status of domestic relations orders and to administer distributions made thereunder in a manner consistent with the requirements of Code Section 414(p).

(c)        Immediate Distribution.  Notwithstanding any provision of this Plan to the contrary, the distribution of the portion of a Participant’s vested Account that is assigned to a non-Spouse alternate payee under a QDRO shall commence as soon as administratively practicable after the date on which the Administrator determines that the domestic relations order pertaining to the non-Spouse alternate payee is a QDRO.  In no event will a domestic relations order be deemed to be a QDRO unless such order requires a lump sum distribution to the non-Spouse alternate payee as soon as practicable.

(d)        Fees or Expenses.  Fees or expenses incurred by the Plan in the course of determining whether a domestic relations order is a QDRO and in the administration of distributions made pursuant to a QDRO may be allocated to the Account of the Participant prior to segregation of any portion of the benefits on behalf of the alternate payee, and may be applied proportionately to the benefits allocated between the Participant and the alternate payee unless the QDRO provides for a different application.

Distributions made pursuant to this Section 6.10 shall completely discharge the Plan of its obligations with respect to the Participant and each alternate payee to the extent of any such distributions.

*  *  *  *  End of Article 6  *  *  *  *

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Article 7.
Hardship and in-service Withdrawals

7.1       In-Service Withdrawals.  A Participant’s request for an in-service withdrawal must be filed in the manner required by the Administrator.  The Administrator shall thereafter notify the Trustee of the total dollar amount to be withdrawn, and the Trustee shall disburse the withdrawn amount, less any required tax withholding amount, directly to the Participant as soon as administratively feasible following receipt of such notice.

(a)        Withdrawal from Rollover Account.  In accordance with the administrative rules and procedures as shall be adopted by the Administrator, a Participant who is employed by the Employer shall be permitted to withdraw all or a portion of the Participant’s Rollover Account once in any twelve (12)-month period.  Notwithstanding the foregoing, if a Participant has withdrawn a portion of his Rollover Account and within the same twelve (12)-month period requests and qualifies for a hardship withdrawal under Section 7.2, he shall be permitted to withdraw the remaining portion of his Rollover Account prior to receiving the hardship distribution.

(b)        Age 59½ Withdrawal.  In accordance with the administrative rules and procedures as shall be adopted by the Administrator, a Participant who has attained age fifty-nine and one-half (59½) and who is then employed by the Employer shall be permitted to withdraw all or a portion of the Participant’s vested Account, excluding the Employer Match Account, once in any twelve (12)-month period.

7.2        Hardship Withdrawals.  In accordance with the limitations of this Section 7.2 and such other rules and restrictions imposed by the Administrator, prior to a Participant’s attainment of age 59½, a Participant shall be permitted to withdraw for reasons of hardship all or a portion of the Participant’s previously undistributed Employee Contributions Before-Tax Account (excluding earnings on Employee Contributions Before-Tax) if the withdrawal is made on account of an immediate and heavy financial need of the Participant, the distribution is necessary to satisfy that financial need, and the Participant has already taken a full withdrawal from his Rollover Account.  The Administrator shall direct the Trustee to make the hardship distribution as soon as administratively practicable after the Participant makes a valid request for the hardship withdrawal in the manner required by the Administrator.

(a)         Immediate and Heavy Financial Need.  A distribution shall be deemed to be necessary to satisfy the immediate and heavy financial need of the Participant only if the distribution is made on account of any one of the following:

(1)        medical expenses described in Code Section 213(d) incurred by the Participant, the Participant’s Spouse or dependents (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income);

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(2)        the cost of purchasing a principal residence for the Participant (excluding mortgage payments thereon);

(3)        the cost of tuition, related educational fees and room and board for the next 12 months of post-secondary education for the Participant, the Participant’s Spouse, children, or dependents (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B));

(4)        the amount needed to prevent the eviction of the Participant from the Participant’s principal residence or foreclosure of a mortgage on the Participant’s principal residence;

(5)        the amount needed for burial or funeral expenses of the Participant’s deceased parent, Spouse, children or dependents (as defined in Code Section 152, without regard to Code Section 152 (d)(1)(B));

(6)        expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income); or

(7)        expenses for any other event that is deemed to be an immediate and heavy financial need within the meaning of the “safe harbor” provisions of IRS or Treasury regulations.

(b)        Satisfaction of Need.  Any hardship withdrawal from the Plan shall be deemed to meet the requirement that the distribution is necessary to satisfy that financial need if:

(1)        the amount of the hardship withdrawal does not exceed the amount of the immediate and heavy financial need of the Participant (including any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution);

(2)        the Participant obtains all distributions (other than the hardship withdrawal) and all nontaxable loans available under all plans of the Employer before receiving a hardship withdrawal; and

(3)        the Participant’s Employee Contributions Before-Tax and any other employee contributions to all deferred compensation plans of the Employer are suspended for six (6) months following the date the Participant receives the hardship withdrawal and will not be subject to the automatic enrollment provisions.

7.3       Account Withdrawal.  All withdrawals from a Participant’s Accounts under this Article 7 shall be withdrawn proportionately from the investment funds in which a Participant’s Accounts are invested, including the Employer Stock Fund.

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7.4       Loans.  Loans are not permitted under the Plan.

*  *  *  *  End of Article 7  *  *  *  *

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Article 8.
application for benefits

8.1       Applying for Benefits.  A Participant may request a distribution by submitting a properly completed application for benefits pursuant to the administrative procedures and methods established by the Administrator, including any applicable electronic methods.  The Administrator shall establish such additional rules and procedures that it determines to be necessary or appropriate for the proper payment of Plan benefits.

8.2       Exhaustion of Remedies; Limitation of Actions.  In the event of any dispute over benefits under this Plan, all remedies available to the disputing individual under Article 9 must be exhausted before legal recourse of any type is sought.  No legal action at law or in equity may be filed against the Plan, the Sponsor, any Participating Employer, the Administrator or its delegate relating to any dispute over benefits under this Plan more than one year after the Administrator or its delegate has made a final decision under the claims review process described in Article 9.

*  *  *  *  End of Article 8  *  *  *  *

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Article 9.
administration of the plan

9.1       Named Fiduciary and Administrator.  The Administrator shall be the “named fiduciary” within the meaning of Section 402(a) of ERISA, and shall carry out the duties of the “administrator” of the Plan as imposed under ERISA.

9.2      Appointment of Committees.

(a)        The general administration of the Plan and the responsibility for carrying out the provisions of the Plan shall be placed with the Committee, which shall consist of no fewer than three (3) persons appointed from time to time by the Board of Directors of Rio Tinto America Inc. (“RTAI”) to serve at the pleasure of the Board of Directors.  The members of the Committee may be, but are not required to be employees, officers or directors of RTAI.  Appointments and resignations must be made in writing.

(b)        The investment and management of the assets of the Plan and responsibility for monitoring and evaluating investment performance shall be placed with the Investment Committee consisting of no fewer than three (3) persons appointed from time to time by the Board of Directors to serve at the pleasure of the Board of Directors.  The members of the Investment Committee may be, but are not required to be employees, officers or directors of RTAI.  Appointments and resignations must be made in writing.

(c)        For purposes of this Article 9, the Committee and the Investment Committee shall individually and collectively be referred to as the “Plan Committees.”

9.3       Chairman and Secretary.  Each Plan Committee shall elect a chairman from their number and designate a secretary, who may be but need not be one of the members of such Plan Committee, to maintain records of the Plan Committee’s actions and determinations in administering the Plan.

9.4       Duties of the Administrator.  The Administrator may appoint such subcommittees with such powers as they shall determine; may authorize one or more of their number or any agent to execute or deliver any instrument or make any payment on their behalf; may retain counsel, employ agents and provide for such clerical, accounting and consulting services as they may require in carrying out the provisions of the Plan; and may allocate among themselves or delegate to other persons all or such portion of their duties under the Plan, other than those granted to the Trustee under the trust agreement or insurance contract adopted for use in implementing the Plan as they, in their sole discretion, shall decide.

The Administrator shall interpret the Plan and decide all matters which may arise due to possible ambiguities, inconsistencies, and omissions and will resolve conflicts which may arise related to individual’s rights and amounts of any benefits under the Plan.  The Administrator may impose temporary restrictions on Participants’ access to their Accounts to

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accommodate the administrative requirements of the Plan as may be required during a merger of additional Participant’s Accounts into the Plan.  The determination of the Administrator relative to the interpretation of the Plan or any disputed matter will be conclusive and final to the extent permitted by applicable law.

In particular, the duties and responsibilities of the Administrator shall include but are not limited to:

(a)        Determining whether an Employee of an Affiliate is eligible to participate;

(b)        Determining the value of each Participant’s Accounts;

(c)        Determining whether a Participant is vested in his Accounts;

(d)        Furnishing each Participant with a summary plan description for the Plan;

(e)        Filing the Plan’s annual return/report with the Internal Revenue Service;

(f)        Furnishing the summary annual report to Participants;

(g)        Complying with other reporting and disclosure requirements of ERISA;

(h)        Interpreting the provisions of the Plan;

(i)         Reviewing claims by Participants (and Beneficiaries) for benefits under the Plan and any appeal by a Participant (or Beneficiary) of the denial of a claim;

(j)         Determining whether a Participant has satisfied the requirements for a hardship withdrawal;

(k)        Establishing rules for loans to Participants; and

(l)         Adopting certain amendments to the Plan as provided in Section 10.1.

9.5       Duties of the Investment Committee.  The Investment Committee shall establish or cause to be established, an investment policy that will serve to provide guidance related to the management of the Plan’s investment options.  The Investment Committee shall enforce the provisions of the Plan’s investment policy.

The Investment Committee members may appoint from their number such subcommittees with such powers as they shall determine; may authorize one or more of their number or any agent to execute or deliver any instrument or make any payment on their behalf; may retain counsel, employ agents and provide for such clerical, accounting and consulting services as they may require to properly invest and manage the assets of the Plan; periodically review and evaluate the performance of the investment options and add or replace investment options as may be required or desirable to comply with the investment policy; and may allocate among themselves or delegate to other persons all or such portion of their duties under the Plan, other than those granted to the Trustee under the trust agreement or insurance

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contract adopted for use in implementing the Plan as they, in their sole discretion, shall decide.

In particular, the duties and responsibilities of the Investment Committee shall include but are not limited to:

(a)        Appointing one or more investment managers to manage the assets of the Plan and reviewing the performance of each investment manager;

(b)        Appointing the Trustee;

(c)        Voting on proxies, subject to the provisions of Section  5.5;

(d)        Selecting the investment options available under the Plan; and

(e)        Determining the default investment option under the Plan.

9.6       Committee Meetings.  The Plan Committees shall hold meetings (in person or by telephone, including video conference) upon such notice, at such place or places, and at such time or times as they may from time to time determine or by executing a written document.

9.7       Voting and Committee Actions.  A majority of the members of each Plan Committee in office at the time will constitute a quorum.  The actions of each Plan Committee shall be by majority vote of such Plan Committee members.  A Plan Committee may act without a meeting by consent of a majority of the members if a resolution is signed by a majority of the members who are in office at the time of the action.  In no event may a Plan Committee member have the right to vote or decide upon any matter relating directly or indirectly to himself or solely to his right or benefits as provided by the terms of the Plan.

9.8       Compensation and Bonding.  No Plan Committee member shall receive any compensation from the Plan for his services as such.  The Sponsor shall purchase such bonds as may be required under Section 412 of ERISA.

9.9       Establishment of Rules.  Subject to the limitations of the Plan, including the claims procedure described in Section 9.16, the Plan Committees shall establish rules for the administration of the Plan and the transaction of its business.  From time to time such rules may be established within a document outside of the Plan.

9.10      Prudent Conduct.  The Plan Committee members shall use that degree of care, skill, prudence and diligence that a prudent person acting in a like capacity and familiar with such matters would use in a similar situation.

9.11      Fiduciary Duties and Service in More Than One Fiduciary Capacity.  The Plan Committees shall be considered to be fiduciaries of the Plan under ERISA.  Accordingly, in carrying out its duties each Plan Committee shall be subject to the fiduciary responsibility requirements of Part 4 of Title I of ERISA and must act for the exclusive purpose of providing benefits to Participants and Beneficiaries of the Plan.  Each member of a Plan

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Committee is prohibited from self dealing in the assets of the Plan or acting in any manner that is adverse to the interests of the Plan or the interests of the Participants or Beneficiaries of the Plan.  Any individual, entity or group of persons may serve in more than one fiduciary capacity with respect to the Plan and/or the funds of the Plan.

9.12      Limitation of Liability.  The Sponsor, the Board of Directors, the Plan Committee members, and any officer, Employee or agent of the Sponsor shall not incur any liability individually or on behalf of any other individuals or on behalf of the Sponsor for any act, or failure to act, made in good faith in relation to the Plan or the Plan’s funds.  However, this limitation shall not act to relieve any such individual or the Sponsor from a responsibility or liability for any fiduciary responsibility, obligation or duty under Part 4, Title I of ERISA.

9.13      Indemnification.  The Plan Committee members, the Board of Directors, and the officers, Employees and agents of the Sponsor shall be indemnified by the Sponsor against any and all liabilities arising by reason of any act, or failure to act, in relation to the Plan or the Plan’s funds, including, without limitation, expenses reasonably incurred in the defense of any claim relating to the Plan or the Plan’s, funds and amounts paid in any compromise or settlement relating to the Plan or the Plan’s funds, except for actions or failures to act made in bad faith, or in instances of gross negligence or willful misconduct.

9.14      Appointment of Investment Manager.  The Investment Committee may, in its discretion, appoint one or more investment managers (within the meaning of Section 3(38) of ERISA) to manage (including the power to trade) all or part of the assets of the Plan, as the Investment Committee shall designate.  In that event, authority over and responsibility for the management of the assets so designated shall be the sole responsibility of that investment manager.

9.15      Expenses of Administration.  All reasonable expenses that arise in connection with the administration of the Plan, including, without limitation, the compensation of the Trustee, administrative expenses, and proper charges and disbursements of the Trustee and compensation and other reasonable expenses and charges of any counsel, accountant, specialist, or other person who is employed by the Sponsor in connection with the administration thereof, shall be paid from the Fund forfeitures to the extent not paid by the Sponsor.

Notwithstanding anything in this Plan to the contrary, the Administrator may, except as prohibited by applicable law, charge a Participant’s Account for any reasonable Plan expenses directly related to that Account, including reasonable fees relating to the administration of the Plan

9.16      Claims Procedures.  The following claims procedures are generally applicable to claims filed under the Plan.  To the extent required by law and to the extent the Administrator is ruling on a claim for benefits on account of a disability, the Plan will follow, with respect to that claim, claims procedures required by law for plans providing disability benefits.

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(a)        General Procedures.  The following claims procedures are applicable to claims filed under the Plan:

(1)        Filing a Claim.  All claims shall be filed in writing by the Participant, Beneficiary or the authorized representative of the claimant (any of these, the “claimant”) by completing the procedures that the Administrator requires.  The procedures shall be reasonable and may include the completion of forms and the submission of documents and additional information.  For purposes of this Section 9.16, a request for an in-service withdrawal shall be considered a claim.

(2)        Review of Claim.  The Administrator shall review all materials and shall decide whether to approve or deny the claim.  If a claim is denied in whole or in part, the Administrator shall provide written notice of denial to the claimant within a reasonable period of time no later than ninety (90) days after the Administrator receives the claim, unless special circumstances require an extension of time for processing the claim.  If an extension is required, the Administrator shall notify the claimant in writing before the end of the ninety (90)-day period and indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render a decision on the claim.  The extension shall not exceed an additional ninety (90) days.  The notice of denial shall be written in a manner calculated to be understood by the claimant and shall include the following:

(A)       the specific reason(s) for the adverse determination;
(B)       specific references to pertinent Plan provisions on which the adverse determination is based;
(C)       a description of any additional material or information necessary for the claimant to perfect his claim and the reason why such material or information is necessary; and
(D)       a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.

(3)        Appeal Process.  If the claimant wishes a review of the denied claim, the claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.  The claimant may submit to the Administrator in writing any issues, documents, records, comments or other information he may have regarding his claim for benefits under the Plan.  Such request for an appeal must be made by the claimant in writing within

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sixty (60) days after receipt of notice that his claim has been denied by the Administrator.

A document, record or other information shall be considered “relevant” to a claim if such document, record or other information (A) was relied upon in making the benefit determination, (B) was submitted, considered or generated in the course of making the benefit determination, without regard to whether such document, record or other information was relied upon in making the benefit determination, or (C) demonstrates compliance with the administrative processes and safeguards required to ensure and to verify that benefit claim determinations are made in accordance with the Plan and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.

(4)        Review of Appeal.  The Administrator shall make its decision on review solely on the basis of the written record, including documents and written materials submitted by the claimant.  The Administrator shall make a decision on the review within a reasonable period of time, not later than sixty (60) days after the Administrator receives the claimant’s written request for review unless special circumstances require additional time for review of the claim.  If an extension is required, the Administrator shall notify the claimant in writing before the end of the sixty (60)-day period and indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render a decision on the claim.  The extension shall not exceed an additional sixty (60) days.  The decision on review will be written in a manner calculated to be understood by the claimant.  If the claim is denied, the written notice shall include the following:

(A)       the specific reason(s) for the adverse determination;
(B)       specific references to pertinent Plan provisions on which the adverse determination is based;
(C)       a statement that the claimant shall be entitled, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits (as “relevant” is defined in this Section 9.16); and
(D)       a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

(b)         Administrator’s Full Discretion.  The Administrator and its designated claims administrator and appeals administrator, if any, shall have full discretionary and power to decide all claims and reviews of denied claims, including determining eligibility, status and the rights of all individuals under the Plan and construing any and all terms of the Plan.  Following the approval of a claim for benefits, the

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Administrator shall have the authority to construe and administer the Plan in a manner that is consistent with the payment of benefits in accordance with the approved claim.

(c)        Electronic Notification.  Any notification from the Administrator, claims administrator or appeals administrator to the claimant under this Section 9.16 may be made electronically, provided that such notification complies with Department of Labor Regulation Sections 2520.104b-1(c)(1)(i), (iii), and (iv).

9.17      Plan Correction.  Notwithstanding any provision of this Plan to the contrary, the Administrator, in conjunction with the Sponsor, may undertake such correction of Plan errors and issues as the Administrator deems necessary and/or appropriate, including correction to preserve tax qualification of the Plan under Code Section 401(a) or to resolve a fiduciary issue under ERISA.  Without limiting the Administrator’s authority under the prior sentence, the Administrator, as it determines to be reasonable and appropriate, may undertake correction of Plan document, operational, demographic and employer eligibility failures under a method described in the Plan or the IRS Employee Plans Compliance Resolution System (“EPCRS”) or any successor program to EPCRS.  The Administrator, as it determines to be reasonable and appropriate, also may undertake or assist the appropriate fiduciary or Plan official in undertaking correction of a fiduciary breach or other issue, including correction under the DOL Voluntary Fiduciary Correction Program (“VFCP”) or any successor program to VFCP.

*  *  *  *  End of Article 9  *  *  *  *

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Article 10.
Amendment, Termination and Withdrawal

10.1      Plan Amendment.

(a)        Power to Amend.  The Sponsor or its delegate may amend the Plan at any time and from time to time.  Schedule A to the Plan may be updated without formal amendment.  Any amendment may be made retroactively effective to the extent permitted by applicable law.

(b)        Limitation to Scope of Amendments.  Except to the extent required to qualify this Plan and the Trust Agreement under Code Sections 401(a) and 501, or as a condition of continued qualification thereunder, no amendment shall be made which would have either of the following effects:

(1)        deprive any Participant or Beneficiary of the right to receive any benefits attributable to service before the amendment to which such individual may be entitled, or

(2)        except as provided in Article 11, permit any part of the Fund to revert to the Employer or permit any part of the Fund, other than such part as may be required to pay taxes or administration expenses, to be used for or diverted for any purpose other than the exclusive benefit of Participants or their Beneficiaries.

10.2      Vesting Amendments.  In the event the Sponsor shall adopt an amendment changing the vesting schedule described in the Plan, or any other amendment that directly or indirectly affects the computation of a Participant’s vested Account, any Participant who has completed at least three (3) Years of Service may elect to have the Participant’s vested Account determined in accordance with the vesting schedule in effect immediately prior to the effective date of the amendment.  Notwithstanding the preceding sentence, no election need be provided for any Participant whose vested Account under the Plan, as amended, at any time cannot be less than such Account determined without regard to such amendment.  Such election must be in writing and be filed with the Administrator by the latest of (a) sixty (60) days after the amendment is adopted, (b) sixty (60) days after the amendment becomes effective, or (c) sixty (60) days after written notice of the amendment is issued to the Participant by the Administrator.  The Participant must have completed the required three (3) Years of Service by the latest date on which an election may be filed hereunder.  Notwithstanding anything in the Plan to the contrary, the vested portion of a Participant’s Accounts shall be at least equal to the portion the Participant would have been entitled had the Participant ceased to be an Employee immediately prior to the date such amendment is adopted or the effective date of such amendment, whichever is later.

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10.3      Plan Termination.

(a)        Sponsor Rights.  Although the Sponsor expects to continue the Plan and the contributions to the Fund indefinitely, the Sponsor may terminate the Plan and all further contributions to the Fund for any reason and at any time.

(b)        No Liability for Future Contributions.  Although each contributing Employer expects to continue the Plan and the contributions to the Fund indefinitely, the Employer may, with respect to its Employees, terminate the Plan and all further contributions to the Fund for any reason and at any time.  The liability of the Employer to contribute to the Fund shall automatically terminate upon its being legally dissolved.  Any such termination of the Plan by a contributing Employer shall not affect the continuation of the Plan by any other contributing Employer.

(c)        Partial Termination, Vesting.  In the event of the partial termination of the Plan, the rights of each Participant affected by such termination to the amounts credited to the Participant’s Account as of the date of such termination shall be vested.  Such amounts shall be distributed in accordance with the provisions of this Plan.

(d)        Fund, Vesting and Distribution.  Upon the termination of the Plan or the complete discontinuance of contributions to the Fund, the Administrator shall notify the Trustee of such event in writing.  The Fund shall continue until all funds are distributed in accordance with the terms of the Plan.  All provisions of the Plan and Trust Agreement shall remain in force, other than the provisions relating to Employer contributions, until all funds are distributed from the Fund.  Each affected Participant shall be fully vested in the Participant’s Account as of the date of such termination or discontinuance.  Anything herein to the contrary notwithstanding, the Trustee and the Administrator may, at any time after the Plan has been completely terminated, terminate the Fund.  Upon termination of the Fund, the amount credited to the Account of each Participant and Beneficiary shall be distributed to the individual absolutely and free of trust or transferred to another plan maintained by an Affiliate.

(e)        Allocation of Suspense Account.  Any funds held in the Suspense Account at the time of the termination of the Plan or discontinuance of contributions shall be allocated among the Participants for whom an Account is being held in the Plan to the extent such allocation does not exceed the limits of Article 5.

(f)        Trustee Fees.  The Trustee’s fees and expenses of administering the Fund and other expenses incident to the termination and distribution of the Fund incurred after the termination of this Plan and the Trust Agreement shall be paid from the Fund unless otherwise paid by the Employer.  Until otherwise paid, the Fund shall at all times remain solely liable for the payment of all fees and expenses incident to the termination.

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10.4      Plan Merger or Transfer of Assets.

(a)        Transfer of Assets.  This Plan shall not be merged into, or consolidated with, nor shall any assets or liabilities be transferred to, any pension or retirement plan under circumstances resulting in a transfer of assets or liabilities from this Plan to any other plan unless immediately after any such merger, consolidation or transfer each Participant would (if the Plan then terminated) receive a benefit after the merger, consolidation or transfer that would be equal to or greater than the benefit the Participant would have been entitled to receive immediately before such merger, consolidation or transfer (if the Plan had then terminated).  Subject to the foregoing and the applicable requirements of Code Section 411(d)(6), the Administrator may, in its discretion, direct the Trustee to (1) transfer all or a specified portion of the Fund to any other trust forming part of another qualified plan, or (2) accept a transfer to the Fund of all or a specified portion of the assets of a trust forming part of another qualified plan.  Any transfer of assets to another trust shall be in complete satisfaction of all liabilities relating to the amounts so transferred.

(b)        Distributions.  Subject to an election by the Administrator to transfer the Accounts of any affected Participant to another trust forming part of a qualified plan as provided in Section 10.4(a), the Administrator may, in its discretion, permit in a uniform and nondiscriminatory manner the Accounts of affected Participants to be distributed, with the Participant’s consent as provided in Article 6, in a lump sum in connection with a corporate transaction that results in the Participant’s “severance from employment” as permitted in accordance with Code Section 401(k).

*  *  *  *  End of Article 10  *  *  *  *

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Article 11.
General Provisions

11.1      Interpretation.

(a)        Consistency.  If any provision of this Plan or the Trust Agreement may be susceptible to more than one interpretation, the interpretation that shall always be given to such provision shall be consistent with this Plan and the Trust Agreement being an employees’ plan and trust agreement within the meaning of Code Sections 401(a) and 501, or as replaced by any sections of like intent and purpose.

(b)        Severability. In case any provisions of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan, and this Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein.

(c)        Number and Gender.  Unless the context otherwise requires, words denoting the singular number may, and where necessary shall, be construed as denoting the plural number, and pronouns in the masculine gender include the feminine gender and pronouns in the neuter gender include the masculine and feminine gender.

(d)        Descriptive Headings.  The headings of the Plan are inserted for convenience of reference only and shall have no bearing upon the meaning of the provisions hereof.

11.2      Liability for Participant Representations.  The Employer, the Administrator and the Trustee shall be discharged from any liability in acting upon any representations by any individual of any fact affecting the individual’s status under this Plan or upon any notice, request, consent, letter, telegram, or other document believed by them, or any of them, to be genuine, and to have been signed or sent by the proper person.

11.3      Governing Law.  The Plan shall be construed, regulated and administered under the laws of the State of Utah, except that if any such laws are superseded by any applicable federal law or statute, such federal law or statute shall apply.

11.4      Participating Employers.

(a)        Rights of Participating Employer.  Notwithstanding any provision in this Plan to the contrary, any entity that adopts this Plan participates in the Plan as a “Participating Employer,” as set forth in Schedule A, effective as of the date of such adoption.  Subject to such Participating Employer’s right to withdraw from the Plan, the Participating Employer has no power or obligation to amend or consent to any amendment made by the Sponsor, and agrees to be bound by all the provisions, conditions, and limitations of the Plan, as amended from time to time, as fully as if the Participating Employer was an original party to the Plan.  For the purpose of this Plan, each Participating Employer, by adopting the Plan, irrevocably designates the Sponsor as its agent.

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(b)        Withdrawal and Removal.  A Participating Employer, by action of its board of directors or other governing body, may withdraw from the Plan at any time upon prior notice in writing to the Administrator (the effective date of such withdrawal being the “withdrawal date”), and shall thereupon cease to be a Participating Employer for all purposes of the Plan.  The Administrator may remove an adopting Participating Employer from the Plan at any time upon prior notice in writing to the Participating Employer (the effective date of such withdrawal being the “removal date”), and shall thereupon cease to be a Participating Employer for all purposes of the Plan.

11.5      Missing Participants and Beneficiaries.  An individual for whom benefits are being held by the Trustee shall keep the Administrator notified of the individual’s current mailing address.  The Administrator, the Trustee and the Employer shall be discharged from any liability resulting from the failure to pay benefits as they become due if the Administrator has notified the individual at the last address of record.  If benefits are to be paid to an individual who cannot be located, the Administrator will wait until five (5) One-Year Periods of Severance have elapsed since the individual’s termination of employment, then allow an additional six (6) months to further attempt to locate the individual, and then the Administrator may elect to forfeit the individual’s Account and apply it as provided in Section 3.2.  If the individual is later located, the vested portion of the Account will be reinstated and distributed in accordance with the terms of the Plan.

11.6      Incapacity of Participant or Beneficiary.  If any Participant or Beneficiary entitled to receive a distribution under this Plan is, as determined by the Administrator in a uniform and nondiscriminatory manner, unable to apply such distributions to his own best interest, whether because of illness, accident or other incapacity (mental, physical or legal), the Administrator may, in its discretion, direct the Trustee to make distributions in one or more of the following ways:

(a)        directly to the Participant or Beneficiary;

(b)        to the duly appointed legal guardian or conservator of the Participant or Beneficiary;

(c)        to the Spouse of the Participant or Beneficiary;

(d)        to a custodian under any applicable Uniform Gifts to Minors Act or Uniform Transfers to Minors Act;

(e)        to any other individual pursuant to appropriate legal appointment (including durable power of attorney) for the benefit of the Participant or Beneficiary; and/or

(f)        In the event of a dispute with respect to the determination of how to direct a distribution on behalf of an incapacitated Participant or Beneficiary, the Administrator may solicit a court of competent jurisdiction for a final determination.  If such request is made to a court, the Trustee shall retain within the Plan or transfer to the court any portion of the Account in dispute until the rendering of a final determination by the court.

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11.7      Assignment and Alienation.  Except in the case of any  (a) federal tax lien, (b) qualified domestic relations order under Section 6.10, (c) breach of a Participant’s fiduciary obligations to the Plan, or (d) other event described in Section 401(a)(13) and the Regulations thereunder, no right or interest of any individual in any part of the Fund shall be transferable or assignable or be subject to alienation, anticipation, or encumbrance, and no such right or interest shall be subject to garnishment, attachment, execution, or levy of any kind.

11.8      Reversion of Assets.  Except as provided by the terms of this Section 11.8, no assets of the Fund shall ever revert to, or be used or enjoyed by, the Employer or any successor of the Employer, nor shall any such funds or assets ever be used other than for the benefit of Participants or Beneficiaries.  Exceptions are as follows:

(a)        Mistake of Fact.  In the event the Administrator determines that the Employer has contributed any amount under Article 4 to the Trustee by mistake of fact, the Administrator shall direct the Trustee in writing to return to the Employer, within one (1) year after the payment of the contribution, the lesser of the amount actually contributed by such mistake of fact or its then current value.

(b)        Deductibility.  All contributions hereunder are made on the condition that they are deductible under Code Section 404.  If the Internal Revenue Service shall determine that any portion of the Employer’s contributions under Article 4 for a Plan Year is not deductible, to the extent that the deduction is disallowed, the Administrator shall direct the Trustee to return the lesser of such amount or its then current value to the Employer within one year following the disallowance of the deduction.

(c)        Termination.  Upon termination of the Plan after satisfaction of all fixed and contingent liabilities or obligations to persons entitled to benefits upon termination of the Plan, any fund or property remaining in the Fund shall revert to the Employer, provided such reversion does not contravene any provision of law.

11.9      Participant Rights.  The sole rights of a Participant under this Plan shall be to have this Plan administered according to its provisions, to receive whatever benefits the Participant may be entitled to hereunder, and, subject to any spousal death benefit requirements, to name the Beneficiary to receive any death benefits to which such person may be entitled.

11.10    Effect on Employment Status.  The adoption and maintenance of this Plan shall not be construed as creating any contract of employment between the Employer and any Participant.  This Plan shall not affect the right of the Employer to deal with its Employees in all respects, including their hiring, discharge, compensation, and conditions of employment.  No individual shall be discharged, fired, suspended, expelled, disciplined, or discriminated against for exercising any right under this Plan or for giving information or testimony in any inquiry or proceeding relating to the Plan’s administration.

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11.11    Qualified Military Service.  The Plan will comply with the requirements of Code Section 414(u) with respect to each Participant who is absent from service because of “qualified military service” (as defined in Code Section 414(u)(5)) provided that the Participant returns to employment within such period after the end of the qualified military service as is prescribed under Code Section 414(u) (or other federal law cited therein).  Accordingly, any such Participant will be permitted to make additional Employee Contributions Before-Tax after the Participant’s reemployment, and will receive Employer Matching Contributions on such contributions, and will receive service credit for the period of qualified military service as required under Code Section 414(u).

If a Participant dies while performing qualified military service (as defined in Code Section 414(u)), the survivors of the Participant are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan as if the Participant had resumed and then terminated employment on account of death.

*  *  *  *  End of Article 11  *  *  *  *

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The Sponsor has caused the Kennecott Utah Copper Savings Plan for Represented Hourly Employees (Amended and Restated Effective January 1, 2014) to be executed in the name of and on behalf of the Sponsor as of the date set forth below.

Kennecott Utah Copper LLC
Plan Sponsor

By: /s/ Cori Petersen

Title:
Manager, Total Rewards US / South America

Date: 24 January 2014

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Kennecott Utah Copper Savings Plan
For Represented Hourly Employees

Schedule A –
Participating Employers

Employer	Effective Date of Participation (if after the Effective Date of this amendment and restatement)
Kennecott Utah Copper LLC	n/a
Kennecott Barneys Canyon Mining Company	n/a

6385457_9

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